NEWS FOR RELEASE: 6/15/00

Contacts:   Darlene Perry              David Bondurant
            Pacifico, Inc.             Enhanced Memory
            (408) 293-8600             (719) 481-7003


                          RAMTRON SUBSIDIARY ANNOUNCES
                        COMPLETION OF MUSHKIN ACQUISITION

               Leading Specialty DRAM Company Solidifies Plan to Grow
              High-Performance Semiconductor Memory Component Business

Colorado Springs, Colo., June 15, 2000 - Ramtron International Corporation (Nasdaq: RMTR) along with its subsidiary, Enhanced Memory Systems, Inc., today announced that Ramtron consummated, by way of a merger, the acquisition of Denver-based Mushkin Inc., a leading e-commerce distributor of high-performance computer components. The merger, which was announced on May 11, 2000, has resulted in Mushkin becoming a wholly owned subsidiary of Ramtron. Ramtron issued approximately 952,000 shares of stock to Mushkin shareholders in the merger. In addition, this acquisition allows Enhanced Memory Systems to establish a strategic distribution channel for high-performance memories and provide the benefits of a direct sales solution to the company's end-users, resellers and OEM customers.

Mushkin has a large number of end-user, reseller and OEM customers and is a well-known supplier of high-performance memory modules to high-performance computer users in over 60 countries. Mushkin is the exclusive on-line distributor of the Enhanced Memory Systems unique high-speed SDRAM (HSDRAM) module products and will continue to operate as a stand-alone division supporting the Enhanced Memory Systems group.

"This acquisition increases our presence in the computer memory market," said Craig Rhodine, Enhanced Memory Systems vice president and general manager. "Mushkin is a leader in direct sales of memory modules and other components on the Web."

"Our close relationship with Enhanced Memory Systems allows us to offer memory modules and components designed, manufactured and qualified to outperform industry standard SDRAM and DDR. Our performance PC, workstation and server customers will now have a state-of-the-art e-commerce memory manufacturer providing products designed, specified and tested by some of the finest chip engineers in the world. We couldn't imagine a better match for us than Enhanced," said Bill Mushkin, president of Mushkin Inc.

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High-Performance DRAM Products

Enhanced Memory Systems is a leading specialty DRAM company. Enhanced began shipping its first low-latency enhanced DRAM (EDRAM (registered trademark) products in 1992. Enhanced currently supplies low latency enhanced synchronous DRAM (ESDRAM) and high-speed SDRAM (HSDRAM) products that are compatible with the industry standard SDRAM. The ESDRAM architecture was approved as a SDRAM superset for both SDRAM and DDR SDRAM in 1998. In 1999, Enhanced entered a technology agreement with Cypress Semiconductor to develop a product for the network communications market. In May of this year, Enhanced parent company, Ramtron, acquired Mushkin Inc. to provide expanded e-commerce outlets for the Enhanced product lines.

Enhanced Memory Systems is a fabless DRAM company with manufacturing agreements with top semiconductor companies, including Infineon Technologies, which recently acquired 20% of Enhanced in exchange for its advanced memory technology and wafer capacity. Enhanced is pursuing other strategic partnerships to advance its EDRAM, ESDRAM, HSDRAM and ESRAM technologies in the marketplace.

Enhanced Memory Systems products serve the DRAM, specialty DRAM and fast SRAM markets, which are expected to grow to more than $47 billion by the year 2001, according to Semico, a leading semiconductor market research firm.

About Mushkin Inc.

Mushkin Inc. was founded in Denver, Colorado in 1996 as an on-line distributor of memory module products. The Mushkin on-line business has expanded to include a wide variety of DRAM and flash memory module products including proprietary modules for Adaptec, Cisco and Sun Microsystems products. Mushkin also supplies a line of memory tester products and rack-mount components to serve its reseller customers. The Mushkin customer base includes numerous end-users, resellers and OEMs. Mushkin is recognized as a top supplier of high-performance memory module products for computer users in over 60 countries. Visit Mushkin on the Web at www.mushkin.com.

About Ramtron

Ramtron patented FRAM memories are a new generation of semiconductor memory that combines high-performance and low-power operation with the ability to store data in the absence of power. Due to the products' unique advantages, FRAM memories are expected to revolutionize a variety of electronic consumer and industrial products. Current applications for Ramtron FRAM memory devices include electronic power meters, smart cards, test instrumentation, factory automation, laser printers, security systems, and other systems that require reliable storage of data without an external power source. The company also develops and markets ultra-high-performance ESDRAM and HSDRAM memory products through its subsidiary, Enhanced Memory Systems, Inc.

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For more information about Ramtron and its products, contact: Communications
Department, Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado, USA, 80921. Telephone is 800-545-FRAM (3726); FAX is 719-481-9058; E-mail address is info@ramtron.com. Homepage is http://www.ramtron.com.

About Enhanced Memory Systems, Inc.

Enhanced Memory Systems develops and markets patented EDRAM (registered trademark) and ESRAM (trademark) high-performance specialty memories that combine fast DRAM and SRAM on one chip. Enhanced Memory Systems is headquartered in Colorado Springs, Colorado and is a subsidiary of Ramtron International Corporation (Nasdaq: RMTR). Visit Enhanced Memory Systems on the Web at www.edram.com.

EDRAM is a registered trademark of Enhanced Memory Systems, Inc. ESRAM is a trademark of Enhanced Memory Systems, Inc.

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